Exhibit 10.45

STOCK OPTION AGREEMENT
(Directors)

      THIS STOCK OPTION AGREEMENT between THE COMMERCE GROUP, INC., a Massachusetts corporation (the "Company"), and ___________, a member of the Board of Directors of the Company (the "Grantee"), is dated as of February 16, 2007 (the "Grant Date").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto act and agree as follows:

Section 1. The Plan

      This Agreement is subject in every respect to the terms of the Company's Amended and Restated Incentive Plan, as amended to date (the "Plan"), a copy of which is attached hereto as Exhibit A and is incorporated herein in its entirety by this reference. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

Section 2. Grant of Option

      The Company hereby grants to the Grantee, as of the Grant Date, an option (the "Option") to purchase up to ______ shares of Common Stock (the "Option Shares") at a price (the "Exercise Price") per Option Share of $30.36, both the Exercise Price and the number of Option Shares being subject to adjustment only as provided in the Plan.

Section 3. Terms of Option

      The Option is effective and fully exercisable as of the Grant Date. The period beginning on the Grant Date and ending on the Expiration Date (as hereinafter defined) is referred to herein as the "Option Term."

Section 4. Termination of the Option

      The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the close of business on that date (the "Expiration Date") that is one (1) day less than ten (10) years from the Date of Grant. Notwithstanding any other provision set forth herein or in the Plan, in no event shall the Option be exercised after the expiration of the Option Term.

Section 5. Cessation of Grantee's Directorship

(a) If the Grantee ceases to be a director of the Company during the Option Term for any other reason, the Option shall continue to be exercisable until the expiration of the Option Term.

      (b)    If the Grantee dies during the Option Term, the Option shall be exercisable either by the Grantee's executor or administrator or, if not so exercised, by the legatees or distributees of the Grantee's estate for the duration of the Option Term.

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Section 6. Exercise of Option

      (a)    The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving written notice of election as set forth in Section 10 below. Such notice shall specify the number of Option Shares with respect to which the Option is to be exercised.

      (b)    At the time the Option is exercised, the Grantee shall make full payment for the Option Shares purchased, in cash, certified check or bank cashier's check (in United States currency). The Grantee also shall pay to the Company or make provision satisfactory to the Company for the payment of any taxes required by law to be withheld by the Company at the time of the exercise of the Option or the sale of the Option Shares acquired upon such exercise.

      (c)    In the event exercise of the Option otherwise would require the Company to issue a fractional share of Common Stock, except as otherwise provided below, such fraction shall be disregarded. Notwithstanding the foregoing, if the Grantee (or any of the individuals named in Section 5(a) above in the event of the Grantee's death) is exercising the Option in full (including with respect to any fractional share) in connection with the cessation of the Grantee's service as a director of the Company pursuant to Sections 5(a) or 5(b) above, then, in lieu of any fractional share that otherwise would be issuable to the Grantee, the Company shall deliver to the Grantee upon exercise of the Option a check representing the fraction multiplied by the fair market value of one share of Common Stock. For purposes of this Section 6(c), "fair market value" shall be the officially reported closing price for a share of Common Stock as reported by the New York Stock Exchange (or, if different, the principal exchange on which the Common Stock then is traded) on the exercise date.

      (d)    Notwithstanding anything to the contrary contained herein, the Option shall not be exercisable unless either (a) a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the Option Shares shall have become, and continue to be, effective, or (b) the Grantee (i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, at the time of exercising the Option, that the Grantee is acquiring the Option Shares for the Grantee's own account, for investment and not with a view to or in connection with any distribution, (ii) shall have agreed to restrictions on transfer in form and substance satisfactory to the Company, and (iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions on the certificate(s) representing the Option Shares.

Section 7. No Rights of a Stockholder

      Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Option Shares, in whole or in part, prior to the date of exercise of the Option.

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Section 8. Nontransferability of Option

      During the Grantee's lifetime, unless otherwise permitted by the Committee (as defined in the Plan) pursuant to Section 13.14 of the Plan, the Option shall be exercisable only by the Grantee, and the Option shall not in any event be transferable except in case of the death of the Grantee or by will or the laws of descent and distribution.

Section 9. Amendment of Option

      The Option may be amended or modified at any time by the Company; provided, however, that the Grantee's consent to any such amendment or modification shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Grantee.

Section 10. Notice

      (a)    Any notices required or permitted hereunder shall be addressed to the Company at 211 Main Street, Webster, Massachusetts 01570, attention: Treasurer, or to the Grantee at the most current address of the Grantee appearing in the records of the Company, as the case may be.

(b) Either party to this Agreement may, by notice to the other given in the manner provided in Section 10(a), change the designated address for future notice.

Section 11. Governing Law

      The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the law of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

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      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer, thereunto duly authorized, and the Grantee has hereunto set the Grantee's hand, all as of the 16th day of February 2007.

THE COMMERCE GROUP, INC.

By

Its:

ACCEPTED:

[NAME], Grantee

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